Exhibit 10.01

THIRD AMENDED AND RESTATED ALLONGE AND MODIFICATION AGREEMENT

This THIRD AMENDED AND RESTATED ALLONGE AND MODIFICATION AGREEMENT (“Modification”) is entered into this 31st day of December 2025, by and between the undersigned noteholders (“Lender” or “Noteholders”); and SELECTIS HEALTH, INC., a Utah corporation (“Borrower”);

RECITALS

A.	Borrower executed and delivered to Lender its Series 2017 10% Senior Secured Promissory Note and its Series 2018 11% Senior Secured Promissory Note in the original principal amount set forth on the Signature Page hereto. The Series 2017 10% Senior Secured Notes were subsequently merged into the Series 2018 Senior Secured Notes and became part of the Series 2018 Senior Secured Notes (the “Note”).

B.	Borrower and Lender executed an Amended and Restated Allonge and Modification Agreement in December of 2023 and subsequently executed a Second Amended and Restated Alonge and Modification Agreement dated as of December 31, 2024 (each an “A&R Allonge”). The parties desire to amend the A&R Allonge by executing this Third Amended and Restated Allonge and Modification Agreement.

C.	By executing this Third Amended and Restated Allonge and Modification Agreement, the A&R Allonge shall be deemed null and void and superseded in its entirety by the terms of this Third Amended and Restated Allonge and Modification Agreement.

AGREEMENT

NOW THEREFORE, for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Acknowledgement of Recitals. Borrower and Lender acknowledge and agree that the foregoing Recitals are true and correct statements of fact and that as of the date of this Modification.

2. Modification of Loan. Effective as of the date of this Modification, the terms of the Note shall be modified as follows:

a) Maturity Date. The maturity date of the Note, regardless of which Series it forms a part, shall be extended to February 28, 2026 (“Maturity Date”). Notwithstanding, a pro rata share of the principal shall be repaid to Noteholders pro rata in event the Company consummates a Qualified Transaction. For purposes hereof, a “Qualified Transaction” shall mean upon the sale of one or more facilities, after deducting expenses of the sale and the secured debt encumbering the facilities.

Upon the consummation of a Qualified Transaction, the Notes shall be redeemed for the amount required under this paragraph by the Company from the transaction closing escrow concurrent with the payment retiring the first mortgages on the properties sold against the surrender by Lenders of their original Note certificates to the Company duly endorsed for cancellation.

Notwithstanding the foregoing, the Company shall have the right to extend the Maturity Date (“Maturity Date Extension”) for successive periods of 30 days each upon written notice to Lender in the event the Lis Pendens Notice filed in the case captioned Abbeville Propco Holdco LLC, Abbeville Opco Holdco LLC, Sparta Propco Holdco LLC, and Sparta Opco Holdco LLC v. Global Abbeville Property LLC, Dodge NH LLC, Providence HR LLC, Atl/Warr LLC, Global Abbeville LLC, Global Eastman LLC, Selectis Sparta LLC, and Selectis Warrenton LLC, Superior Court of Cobb County, Georgia, Civil Action File No. 25CV06163 has not been cancelled and dissolved on or before the Maturity Date or extended Maturity Date. Such extension shall not be binding upon Lender unless, concurrently with each written notice of extension, the Company pays to Lender an extension fee in the amount of 0.5% of the principal amount of the Note. There will not be any extensions granted under this paragraph beyond an extension ending June 30, 2026.

2.1 Interest. The Interest Rate of the Note shall be 13% per annum commencing January 1, 2026 and continuing until paid in full.

2.2 Late Fee. A late fee of 1% of principal per month (or part of a month) shall be imposed for any late interest payment or principal payment (after a permitted ten-day grace period)

2.3 Payments. Monthly payments of interest only shall be due and payable on or before the first day of each month commencing January 1, 2026 and continuing on or before the first day of each month thereafter until the Maturity Date, when all outstanding principal and accrued and unpaid interest shall be paid in full.

2.4 Pre-Payment Penalty. There will be no penalty for prepayment of the Note.

2.5 Waiver. Lender waives the notification and approvals required under section 6.2 of the Security Agreement securing repayment of the Note in regard to (i) the sale of assets and licenses to Sparta Propco Holdco LLC, Sparta Opco Holdco LLC, Providence HR LLC, Atl/Warr LLC and Selectis Sparta LLC and (ii) the Southern Bank credit line debt.

3. Expiration Date and Exercise Price of Warrants. Warrants issued in December of 2023, per the Amended and Restated Allonge and Modification Agreement had granted to the holder the right to purchase until December 31, 2024, one share of common stock at an exercise price of $5.00 per share (“New Warrants”). The New Warrants replaced the Warrant previously issued with the Note. The term of the New Warrants shall be extended and shall now expire on December 31, 2027. The Exercise Price of the New Warrant shall be unchanged at $2.25 per share. The warrant retains the cashless exercise provision.

4. Solicitation Fees to GVC Capital. Borrower agrees to pay to GVC Capital LLC, a one-time solicitation fee of $9,000 with respect to solicitation of this Third Amended and Restated Allonge and Modification Agreement.

5. Agreement Among Lenders, Intercreditor Agreement and Stipulation and Other Loan Documents. Lender acknowledges and agrees that the Agreement Among Lenders, Intercreditor Agreement and Stipulation and any other Loan Documents issued in connection with the Note, to which Lender is a party shall remain in full force and effect and shall govern Lender’s rights with respect to the Note and this Modification.

6. Authority to Enter into this Modification. Borrower hereby states that it has the requisite authority to enter into this Modification and hereby indemnifies Lender from any and all claims or losses which Lender may incur as a result of any party lacking the necessary requisite authority to enter into this Modification. All parties agree to execute any additional documentation or provide any additional documentation as may be reasonably requested by Lender to properly and further effectuate the terms of this Modification.

7. Board Composition and Board Meetings. The Company agrees to hold regular board meetings on the second Wednesday of every month or such other day as the Board may agree. Kent Lund will be added to the Board of Directors for the Shareholder’s and Lance J Baller will be added to the Board of Directors for Debt Holder’s, both effective January 1, 2026. Both will be up for election at the next Shareholder’s meeting as Class 3 directors.

8. Shareholder’s Meeting. The Company will exercise best efforts to call an annual meeting of Shareholders no later the August 14, 2026.

9. Warrants and Notes. If a Lender is unable to locate an original Note or Warrant, a Lender can tender an affidavit of lost Note or Warrant in lieu of delivering the original Note or Warrant.

10. Transfers. The Company acknowledges that several sales and transfers of the Notes and Warrants have occurred and approves the validity of the Note and Warrant transfers.

11. Governing Law. This Modification shall be governed by the laws of the State of Colorado. The prevailing party in any litigation hereunder shall be entitled to recover reasonable legal fees and costs in addition to all other damages and remedies at law.

12. No Representations Language/No Endorsement of Success or Feasibility. Borrower understands and agrees that Lender’s consent to this Modification is not to be construed by them or any other party as an endorsement or acknowledgment by Lender, either explicitly or implicitly, of the feasibility or likelihood of success of this Modification. Further, Lender makes no representations regarding the tax consequences of this transaction.

13. Successors Bound/Integration. The provisions of this Modification shall bind the respective heirs, executors, personal representatives, administrators, successors and assigns of the parties hereto and each provision of this Modification shall be valid and enforceable to the fullest extent permitted by law.

14. Counterparts. This Modification may be separately executed, each of which shall be considered an original, and when taken together shall constitute the entire agreement between the parties.

15. Severability. The invalidity or unenforceability of any term or provision of this Modification shall not affect the validity or enforceability of the remaining terms and provisions hereof and each provision of this Modification shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have caused this Modification to be executed as of the day and year first above written.

SELECTIS HEALTH, INC.

By:
Adam Desmond, CEO

LENDER

By:

Principal Amount of Lender Note: $___________________